Exhibit 10.2

FIRST AMENDMENT TO THE
AMENDED AND RESTATED MANAGEMENT AGREEMENT

This First Amendment (this “Amendment”) to the Amended and Restated Management Agreement is made as of September 18, 2007 (the “Effective Time”) by and between Gramercy Capital Corp., a Maryland corporation (the “Parent”), GKK Capital LP, a Delaware limited partnership (the “Operating Partnership”) and GKK Manager LLC, a Delaware limited liability company (the “Manager”).  Capitalized terms used by not defined herein shall have the meanings ascribed to those terms in the Management Agreement (as defined below).

WHEREAS, the Parent, the Operating Partnership and the Manager have entered into an amended and restated management agreement dated as of April 19, 2006 (the “Management Agreement”); and

WHEREAS, the Parent, the Operating Partnership and the Manager desire to amend the Management Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.             Amendment to the Management Agreement. Section 8(b) of the Management Agreement shall be deleted and replaced in its entirety with the following:

“(b)         In connection with any and all CDOs formed, owned or controlled, directly or indirectly, by the Company, the Manager shall receive management, service and similar fees equal to (i) 0.25% per annum of the principal amount outstanding of bonds issued by a managed transitional CDO that are owned by third-party investors unaffiliated with the Company or the Manager, which CDO is structured to own loans secured by transitional properties, (ii) 0.15% per annum of the book value of the principal amount outstanding of bonds issued by a managed non-transitional CDO that are owned by third-party investors unaffiliated with the Company or the Manager, which CDO is structured to own loans secured by non-transitional properties, (iii) 0.10% per annum of the principal amount outstanding of bonds issued by a static CDO that are owned by third-party investors unaffiliated with the Company or the Manager, which CDO is structured to own non-investment grade bonds, and (iv) 0.05% per annum of the principal amount outstanding of bonds issued by a static CDO that are owned by third-party investors unaffiliated with the Company or the Manager, which CDO is structured to own investment grade bonds.  For the purposes of this Section 8(b), a “managed transitional” CDO shall mean a CDO that is actively managed, has a reinvestment period and is structured to own debt collateral secured primarily by non-stabilized real estate assets that are expected to experience substantial net operating income growth.  For the purposes of this Section 8(b), a “managed non-transitional” CDO shall mean a CDO that is actively managed, has a reinvestment period and is structured to own debt collateral secured primarily by stabilized real estate assets that are not expected to experience substantial net operating income growth.  For the avoidance of doubt, both “managed transitional” and “managed non-transitional” CDO’s may at any given time during the reinvestment period of the respective vehicles invest in and own non-debt collateral (in limited quantity) as defined by the respective Indentures.”

The parties hereto agree that the foregoing amendment is effective as of April 19, 2006.

2.             Full Force and Effect.  Except as expressly amended herein, all other terms and provisions of the Management Agreement remain in full force and effect and are hereby ratified and confirmed in all respects.

3.             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

GKK MANAGER LLC,
a Delaware limited liability company

By:
Name:
Title:

GRAMERCY CAPITAL CORP.,
a Maryland corporation

By:
Name:
Title:

GKK CAPITAL LP,
a Delaware limited partnership

By:
Name:
Title: